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                                                                   Exhibit 10.10

                               AMENDMENT No. 3 TO

                 DISTRIBUTION AND FULFILLMENT SERVICES AGREEMENT

     This Amendment No. 3 to Distribution and Fulfillment Services Agreement (this "Amendment 3") is effective as of October 9, 2002 ("Amendment 3 Effective Date"), by and between Cricket Communications, Inc., successor in interest to Chase Telecommunications, Inc., a Delaware corporation ("Cricket"), and CellStar, Ltd., a Texas limited partnership ("CellStar").

                                   WITNESSETH:

     WHEREAS, Cricket and CellStar are parties to that certain Distribution and Fulfillment Services Agreement, effective as of December 22, 1999 ("Distribution Agreement"), as amended by Amendment No. 1 ("Amendment 1"), effective as of September 21, 2001, and as extended by letter dated January 15, 2002 ("Letter Agreement"), and amended by Amendment No. 2, as amended ("Amendment 2") to Distribution and Fulfillment Services Agreement, effective as of April 30, 2002, (collectively, the Distribution Agreement, Amendment 1, Letter Agreement and Amendment 2, shall be referred to herein as the "Agreement"), pursuant to which CellStar provides distribution, fulfillment and logistics services to facilitate the sale and distribution of mobile phone handsets and accessories to Cricket and its customers; and

     WHEREAS, the parties desire to amend the Agreement to contemplate changes in the extension of credit, the supply of Products to CellStar, and the Bill and Hold procedures in Amendment 1;

     NOW, THEREFORE, in consideration of mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Defined Terms. The capitalized terms used herein shall have the same meaning as set forth in the Agreement, unless otherwise defined herein.

     SECTION 2. Credit Terms. CellStar agrees to extend credit to Cricket for purchases of Products, payment of fees for Services, and any other fees or amounts due to CellStar in an amount not to exceed [*] Dollars
(US$[*]) at any one time (the "Credit Limit"), such sums to be due and payable by Cricket net thirty (30) days after the date of the invoice, less any amounts disputed in good faith by Cricket within such thirty (30) day period. CellStar shall promptly issue such invoices following CellStar's shipment of Product.

     The parties agree to meet on a weekly basis by telephone to discuss Cricket's financial condition, progress towards debt restructuring, and the status of then current business transactions between the parties, including inventory and accounts receivable balances, etc. In addition, Cricket will provide information on, and weekly verification of, the consolidated cash balance of each of Leap Wireless International, Inc., and its subsidiaries, on a consolidated basis, ("Leap"), and for Cricket and its subsidiaries, on a combined basis, (each, a "Cash Balance"). If either the Leap Cash Balance is less than $[*], or the Cricket Cash Balance is less than $[*], then the parties agree to discuss in more detail the financial condition of Cricket. If either the Leap Cash Balance is less than $[*], or the Cricket Cash Balance is less than $[*], then Cricket agrees (i) to meet in person with CellStar to provide details on the current financial and operating condition of Cricket, and (ii) that

THIS AGREEMENT HAS CONFIDENTIAL PORTIONS OMITTED, WHICH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH BRACKETS ([*]).

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CellStar may immediately adjust Cricket's Credit Limit to equal the outstanding accounts payable balance owed to Cricket from CellStar, which resulting Credit Limit shall not exceed $[*] at any time. For each week that Leap's Cash Balance or Cricket's Cash Balance is less than $[*] or $[*] respectively, the amount of outstanding accounts payable to Cricket from CellStar as of the close of business each Friday during such period shall become Cricket's Credit Limit for the immediately following week. CellStar agrees that all information pertaining to Cricket, Leap and their respective finances discussed during such meetings shall constitute "Information" to be kept confidential pursuant to the Mutual Nondisclosure Agreement between the parties dated effective March 4, 2002.

     SECTION 3. Payments Following Execution of this Amendment 3. Promptly following the execution of this Amendment 3, Cricket agrees to payoff its current account with CellStar as such amount is set forth in the attached Exhibit F (the "Payoff Amount"). Promptly following CellStar's receipt of the Payoff Amount, CellStar agrees to pay Nokia in full for all unpaid purchases of Products by CellStar from Nokia, as such amounts are set forth in the attached Exhibit G. Cricket agrees to purchase Nokia handset Products first from CellStar, to the extent that CellStar has such Products in CellStar's current inventory, and, second from Nokia, on a Product-by-Product basis.

     SECTION 4. Credits Due to Cricket; Application to Audiovox Handset Products. The parties agree that current credits due to Cricket from CellStar are $[*] (the "Current Credit") as set forth in the attached Exhibit H. The Current Credit shall be allocated to pay for sums due to CellStar for a portion of the current inventory of handset Products, as follows:

                                          Cost per   Fee per   Cost plus
  Manufacturer      Model      Quantity     Unit      Unit    Free per Unit  Extended Cost
  Audiovox        PCX1110XL          [*]   $    [*]  $   [*]    $     [*]    $           [*]
  Nokia           5170i              [*]   $    [*]  $   [*]    $     [*]    $           [*]

  Total                                                                      $           [*]

The balance due CellStar after application of the Current Credit shall be added to Cricket's account. The Audiovox and Nokia Product referenced above shall immediately become Consignment Product (as defined below) subject to the terms and conditions of this Amendment 3. When the quantity of Audiovox Product Model No. PCX1110XL in stock at CellStar reaches 5,000 units, CellStar shall promptly give notice to Cricket and to Audiovox, and order Audiovox to fulfill the current outstanding purchase order for an additional 5,000 units of Audiovox handset Products.

Going forward, CellStar agrees to promptly issue a credit memo to Cricket for all future credits as they accrue, including without limitation, credits for Cricket's payments under Section 9 of the Distribution Agreement for Products that have been returned to CellStar (the "Dealer Subsidy Credit").

     SECTION 5. Supply of Products to CellStar; Motorola Products. Unless otherwise agreed by the parties and except for Motorola wireless handsets and related accessories (the "Motorola Products") and the Audiovox Product currently on order, Cricket shall be responsible for providing all future Products ("Consignment Products") to CellStar by Cricket's placement of purchase orders directly with the applicable Manufacturers with instructions to ship such Consignment Products directly to CellStar. Notwithstanding this Section 5, Cricket may require CellStar to purchase Product inventory from Manufacturers other than Motorola. All Product purchases by CellStar from the Manufacturers shall be applied against the Inventory Limit (as defined in Section 6) until sold by CellStar. CellStar will

Brackets ([*]) indicate portions of this document have been deleted and have been separately filed with the Securities and Exchange Commission.

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purchase Consignment Products from Cricket at the full original purchase price thereof, such amounts to be paid by CellStar to Cricket thirty- (30) days after such purchase transaction. Initially, the frequency of CellStar's purchases of Consignment Products will occur twice per month, but shall be adjusted as circumstances warrant to facilitate the efficient and effective servicing of the Dealer channel by CellStar. Cricket may require CellStar to credit amounts due to Cricket's account with CellStar as such amounts become due in lieu of CellStar actually transmitting funds to Cricket, whereupon CellStar shall reflect such credits on CellStar's invoices to Cricket. Section 4 of the Distribution Agreement is amended such that title to Consignment Products shall remain in Cricket until sold to CellStar pursuant to this Section, whereupon title and risk of loss shall transfer to CellStar.

Neither CellStar, nor its creditors or lenders, shall retain or claim any ownership interest or security interest in or lien or encumbrance on any Consignment Products or any other Products for which title has transferred to Cricket under the terms of the Agreement and specifically disclaim and waive any such security interest whether arising by presumption or operation of law. CellStar agrees to provide and execute any documents required to perfect Cricket's or Cricket's lenders' security interest in such Consignment Products, including without limitation, such UCC-1 forms as required by the jurisdiction in which such Consignment Products are stored by CellStar prior to shipment.

     SECTION 6. Exhaustion of Current Inventory. With respect to handset Products in CellStar's inventory on the Amendment 3 Effective Date, Cricket agrees to order the shipment of such Products first from CellStar until its inventory is depleted before Cricket requires CellStar to ship such Products from Consignment Product inventory. Notwithstanding the provisions of this
Section 6, Cricket need not first exhaust every model in the current CellStar inventory of existing handset Products before requiring the shipment from Consignment Products of a different handset Product, subject to the Inventory Limit. Notwithstanding Cricket Forecasts, once the current inventory level is reduced, then beginning November 15, 2002, CellStar shall not be obligated to maintain an inventory of CellStar owned Cricket Product of more than $[*] of handset Products in the aggregate, of which no more than $[*] in the aggregate can be handset Product other than Motorola handset Product (the "Inventory Limit"). If the level of CellStar owned inventory of handset Product exceeds the Inventory Limit as of November 15, 2002, then such excess Product shall be immediately subject to the Bill and Hold procedures on a "first in, first out" basis. For purposes of clarification, "CellStar owned Cricket Product" includes only that Product to which CellStar has title pursuant to the Agreement, and does not include any Bill and Hold Products or Consignment Products.

     SECTION 7. Segregation of Consignment Products. CellStar shall store all Consignment Products in CellStar's warehouse facilities in a secure location, and shall segregate, identify and designate such Consignment Products as owned by Cricket, including without limitation: (i) designating all Consignment Products as Cricket property in CellStar's inventory records, including computer database; (ii) maintaining the Consignment Product in an identifiable and segregated fashion so as to permit Cricket or others to easily and accurately identify the Consignment Products owned by Cricket, and (iii) segregating tracking of the Consignment Product inventory so as to permit CellStar to generate separate sales and inventory reports, provided, however, that both parties recognize that such segregation will not require CellStar to maintain a separate area dedicated only to Consignment Product.

     SECTION 8. Insurance and Risk of Loss.

     (a) CellStar shall bear all risk of casualty loss with respect to Consignment Product while such Product remains in CellStar's custody and control. CellStar shall, at its sole cost and expense, maintain casualty loss insurance for Consignment Product pursuant to the limits set forth in subsection
(b) below. CellStar shall add Cricket as an additional insured under the casualty loss insurance policies to the extent of Cricket's interests therein that cover the Consignment Products and shall provide Cricket with a

Brackets ([*]) indicate portions of this document have been deleted and have been separately filed with the Securities and Exchange Commission.

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certificate of insurance that identifies Cricket as an additional insured under such policy. Cricket shall not be under any obligation to inspect any of the Consignment Products for conformity or to accept or reject such goods until such time as the Consignment Products are delivered to Cricket or its designees. CellStar shall not pledge nor encumber any of the Consignment Products, and shall neither cause nor permit any lien or encumbrance on any Consignment Products.

     (b)  The risk of loss for Consignment Product shall be limited as follows:

          (i) For handsets and accessories: the replacement cost at the time of the loss plus the cost of the delivery of goods to the designated warehouse;

          (ii) For obsolete handset Products or for identically unavailable handset or accessory Products: the replacement cost of "like kind and quality" Products plus the cost of the delivery of such Products to the designated warehouse; and.

          (iii) For handsets or accessories originally purchased as Consignment Product by Cricket at a significant discount under the then existing market price: the replacement cost of the Consignment Product at the time of the loss plus the cost of the delivery of such Product to the designated warehouse.

     (c) All Consignment Product will be insured at replacement cost valued the date of the loss unless such alternate valuation is approved by the insurance underwriters of the CellStar insurance coverage. In all cases, Cricket will cooperate with CellStar and CellStar's insurance carrier to verify its claims.

     SECTION 9. Inclusive Services Fee for Consignment Handset Products. The Inclusive Services Fee for all handset Products shall be $[*]/Product.

     SECTION 10. Handset Pricing. The second sentence of Section 3 in the Distribution Agreement shall be amended and restated as follows: "Handsets sold by CellStar to Cricket, or to customers of Cricket for and on behalf of Cricket, shall be sold at prices not to exceed the prices set forth on Exhibit E hereto, as amended from time to time by mutual agreement." Attached is the most current handset Product pricing which shall supplement the current Exhibit E to the Agreement.

     SECTION 11. Examination. Upon the giving of not less than one business day advance written notice to CellStar, Cricket shall be entitled to periodic and reasonable access to CellStar facilities during normal business hours to confirm that the process referred to above is adhered to by CellStar in connection with the Consignment Products.

     SECTION 12. Storage Fees. During the period such Consignment Products are stored in CellStar facilities CellStar shall have the right, at its discretion, to charge reasonable fees for costs associated with labeling and warehousing the Consignment Products. Such fees shall equal (i) [*] cents ($[*]) for labels applied to each handset or accessory constituting Consignment Products, which fee shall be invoiced to Cricket when required to maintain inventory control; and (ii) [*] cents ($[*]) storage fee per month for each Consignment Product (handset and accessory) stored by CellStar in its facilities; provided, however, that such storage fee shall not be charged to Cricket until sixty (60) days after the date such Consignment Product is received by CellStar. No Consignment Product can be stored at CellStar's facilities for more than six (6) months from the date first received by CellStar. All Consignment Product in CellStar's facilities for more than six (6) months shall be shipped by CellStar to Cricket's designated location at the end of such six (6) month period.

Brackets ([*]) indicate portions of this document have been deleted and have been separately filed with the Securities and Exchange Commission.

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     SECTION 13. Bill and Hold Procedures. The provisions of Amendment 1, including without limitation, the terms of the Bill and Hold Letter attached thereto, shall henceforth apply only to non-Consignment Products and shall be deemed of no further force or effect as of the Amendment 3 Effective Date with respect to Consignment Products. This Amendment 3 shall not affect the application of Amendment 1 as it pertains to any Products purchased by CellStar for Cricket before or after the Amendment 3 Effective Date.

     SECTION 14. Agreement Term; Current Business Levels. The term of the Agreement shall be deemed extended through January 31, 2003, unless extended or otherwise amended by the parties in writing. Cricket agrees to continue doing business with CellStar in the same manner as it does today through January 31, 2003, provided that CellStar is not in material breach of the Agreement. CellStar acknowledges that Cricket will continue to use Advantage Advisory Services, Inc. for distribution of Nokia Products at current levels through January 31, 2003. If CellStar refuses for any reason to sell Product to a designated customer or Dealer, then Cricket may make any other arrangements necessary to distribute Products to such customer or Dealer. If Cricket or CellStar decide not to continue this Agreement beyond its expiration, then Cricket and CellStar agree to make reasonable commercial efforts to gradually wind up CellStar's distribution of Products during the two month period ending on March 31, 2003 pursuant to the terms and conditions of this Agreement. At the end of the two month period, all remaining Product shall be shipped at Cricket's expense to a location designated by Cricket. CellStar shall submit a final invoice for such Product and all associated fees and outstanding amounts due and owing, which invoice shall be paid by Cricket within thirty- (30) days of the date of such invoice.

     SECTION 15. Dealers/Distributors Handset Returns. Dealers and distributors of Cricket ("Dealers") will be allowed to return handset Products purchased from CellStar (A & B Stock) back to CellStar for credit at the price at which it was originally purchased. All returned inventory will be invoiced to Cricket upon receipt at the current Acquisition Cost of the returned Product. At the end of each month, CellStar will credit to Cricket the difference between the Acquisition Cost of returned Product as invoiced to Cricket and the credit issued to the Dealer for such returned Product. Returned Product shall become part of the Bill and Hold Product inventory upon issuance of an invoice therefor by CellStar. CellStar will ship returned B Stock Product to Trillium at their Coppell, Texas location, or as otherwise instructed by Cricket. If Cricket requests the returned B Stock Product to be shipped to a location other than Trillium at their Coppell, Texas location, then Cricket shall pay CellStar the cost of such shipment.

     SECTION 16. All Other Provisions of Agreement Unaffected. Except as specifically modified by this Amendment 3, all other terms and conditions contained in the Agreement, as previously amended and extended, shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hand to this Amendment by their duly authorized representatives.

CELLSTAR, LTD.                                  CRICKET COMMUNICATIONS, INC.

By:  National Auto Center, Inc.,
     Its General Partner

By:  /s/ Robert Kaiser                          By:  /s/ Don McGuire
    ---------------------------                     -------------------------
Name:   Robert Kaiser                           Name:   Don McGuire
Title:  Chief Financial Officer                 Title:  VP Sales and Marketing

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                                    EXHIBIT E
                                  (Supplement)

                             Current Handset Pricing

Handset                                                  Price

Audiovox PCX1110XL                                     [$*     ]
Audiovox PCX1110XL - Costco                            [$*     ]
Kyocera 2035                                           [$*     ]
Kyocera 2235                                           [$*     ]
LG 2300                                                [$*     ]
Motorola v.120c                                        [$*     ]
Motorola v.120x                                        [$*     ]
Motorola v.120x - Costco                               [$*     ]
Motorola v.60                                          [$*     ]
Nokia 5170I                                            [$*     ]
Nokia 5185I                                            [$*     ]
Nokia 6370                                             [$*     ]
Nokia 8270                                             [$*     ]
Qualcomm 1960                                          [$*     ]

Brackets ([*]) indicate portions of this document have been deleted and have been separately filed with the Securities and Exchange Commission.

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                                    EXHIBIT F

                    CellStar Accounts Receivable from Cricket
                                 As of 10-02-02

     Invoice/Voucher Date                Regular           Consignment            Total
CELSTAR0819/0825                                [*]                [*]                 [*]
CELSTAR0902-0908                                [*]               ([*])               ([*])

CELSTAR0909-0915                                [*]               ([*])               ([*])
CELSTAR081502                                   [*]                [*]                 [*]

CELSTAR0916-0922                                [*]                [*]                 [*]
CELSTAR0923-1001                                [*]                  -                 [*]


                                     -------------------------------------------------------
Total Balance - Prior to Payment                [*]                [*]                 [*]
                                     -------------------------------------------------------

Less 10/2/02 Payment                           ([*])              ([*])               ([*])

                                     -------------------------------------------------------
Total Outstanding Balance                       [*]               ([*])                [*]
                                     =======================================================


Amount to be paid to Cell Star by Cricket                                   $          [*]

Brackets ([*]) indicate portions of this document have been deleted and have been separately filed with the Securities and Exchange Commission.

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                                    EXHIBIT G

                       CellStar Accounts Payable to Nokia

Total CellStar - Cricket related accounts payable owed to Nokia on 10/4/02

  Nokia statement - 9-27-02                                                                   $          [*]
  Less: Items paid by CellStar 9-27-02, check [*]
                                                      Invoice 220260122           ([*])
                                                      Invoice 220254468            [*]
  Less: Freight credit for Invoice 220263355                                       [*]
  Less: Invoice 220221927 - POD required                                           [*]
                                                      Total deductions                                   [*]

                                                      Net owed by CellStar to Nokia           $          [*]

Brackets ([*]) indicate portions of this document have been deleted and have been separately filed with the Securities and Exchange Commission.

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                                    EXHIBIT H

                                 Current Credit


Pass through credit - Nokia                                 $         [*]
May dealer return subsidies                                           [*]
June dealer return subsidies                                          [*]
July dealer return subsidies                                          [*]
August dealer return subsidies                                        [*]
                                                           ---------------

TOTAL                                                       $         [*]

Brackets ([*]) indicate portions of this document have been deleted and have been separately filed with the Securities and Exchange Commission.

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